Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

FROZEN FOOD EXPRESS INDUSTRIES, INC.

ARTICLE 1 – Entity Name and Type

The filing entity is a for-profit corporation. The name of the corporation is Frozen Food Express Industries, Inc. (the “Corporation”).

ARTICLE 2 – Registered Agent and Registered Office

The registered agent is an individual resident of the state of Texas whose name is Cameron Dee Sewell. The business address of the registered agent and the registered office address is 2100 Ross Avenue, Suite 2600, Dallas, Texas 75201. The consent of the registered agent is maintained by the entity.

ARTICLE 3 – Directors

The names and addresses of the directors who are to serve until the next annual meeting or until their successors are elected and qualified are as follows:

Terry W. Thornton

135 Riverview Dr.

Richland, MS 39218

James M. Richards, Jr.

135 Riverview Dr.

Richland, MS 39218

ARTICLE 4 – Authorized Shares

The total number of shares the corporation is authorized to issue and the par value of each such shares is set forth below:

Number of Shares	Par Value
500,000	Par Value of $	0.01

ARTICLE 5 – Purpose

The purpose for which the Corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE 6 – Supplemental Provisions

The Corporation shall indemnify the current and future directors and officers of the Corporation to the fullest extent permitted by law. However, as permitted by Section 8.003(a) of the TBOC, the Corporation hereby limits scope of Chapter 8 of the TBOC to apply only to current and future governing persons, not former governing persons.

Except as otherwise provided by the TBOC (including, without limitation, Section 7.001(c)), the current and future directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for an act or omission by any such director in such person’s capacity as a director. In addition, the personal liability of current and future directors of the Corporation shall further be limited or eliminated to the fullest extent permitted by any future amendments to the TBOC. Any repeal or modification of this provision by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7 – Effectiveness of Filing

This document becomes effective upon filing with the Texas Secretary of State.

ARTICLE 8 – Organizer

The name and address of the organizer are intentionally omitted.